Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED APPOINTS LEONARD A. OPPENHEIM AS DIRECTOR

Robbinsville, NJ, November 3, 2004 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative topical treatments based on its NexACT® drug delivery technology, today announced effective immediately, the appointment of Mr. Leonard A. Oppenheim, to serve on the Company’s Board of Directors until the 2005 Annual Meeting of Stockholders.

Mr. Oppenheim has a strong background working with development-stage biotechnology and pharmaceutical companies. He spent 16 years at Montgomery Securities in Investment Banking and Institutional Sales, and later became a partner in Faxon Research, which offered independent research to professional investors. Mr. Oppenheim graduated from NYU Law School in 1976.

In making the announcement, Dr. Joseph Mo, the Company’s Chairman of the Board of Directors, President and C.E.O., said, “We’re delighted that Len has decided to join our Board. Len brings a wide range of financing and business experience, which will greatly complement the strengths of our management team.”

About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address unmet medical needs. Its lead NexACT® product under development is the Alprox-TD® cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

NexMed Contacts:
Deborah Carty
(609) 208-9688, ext: 159
dcarty@nexmed.com

Media:
Mark Vincent
Euro RSCG Life NRP
(212) 845-4239
mark.Vincent@euroscg.com

Investor Relations:
Janet Dally
MontRidge, LLC
(203) 894-8038
jdally@montridgellc.com

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